Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 15, 2010

Registration Statement No. 333-146701-09

*PXING DETS* $850mm AmeriCredit (AMCAR) Automobiles Receivables Trust 2010-3

Bookrunners: BARC, UBS, WFC                                              SEC Registered

Co-Managers: CS, JPM, RBS

CLS	$AMT(mm)	MDY/S&P	WAL	WIN	LEGAL	BENCH SPRD	YIELD	COUPON	$Px
A-1	123.000	P-1/A-1	0.20	1-5	10/11/11	IntL + 3	0.31125	0.31125	100-00
A-2	281.000	Aaa/AAA	0.90	5-19	12/09/13	EDSF + 35	0.773	0.77	99.99843
A-3	194.251	Aaa/AAA	2.12	19-33	04/08/15	IntS + 45	1.150	1.14	99.98484
B	71.995	Aa1/AA	2.95	33-39	09/08/15	IntS +110	2.058	2.04	99.97365
C	93.361	A1/A	3.59	39-48	04/08/16	IntS +220	3.366	3.34	99.99119
D	86.393	Baa2/BBB	3.96	48-48	01/08/18	IntS +375	5.037	4.98	99.98249

*EXPECTED SETTLE: 09/23/10

* FIRST PAYMENT DATE: 10/08/10

* PRICING: PRICED

* BILL & DELIVER: BARC

* EXPECTED RATINGS: Moody’s, S&P

* ERISA ELIGIBLE: Yes

* CLEAN-UP CALL: 10%

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING BARCLAYS CAPITAL INC., TOLL-FREE AT 1-888-603-5847.

This has been prepared solely for informational purposes. It is not an offer, recommendation of solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.